Exhibit 10.1

BEAZER HOMES USA, INC.
EMPLOYEE CASH AWARD AGREEMENT

THIS EMPLOYEE CASH AWARD AGREEMENT (this “Agreement”) is made as of December ____, 2012 by and between BEAZER HOMES USA, Inc., a Delaware corporation (the “Company”), and ________________, an individual resident of the State of __________ (“Participant”).
WITNESSETH:
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) wishes to make certain awards to Participant.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree to the terms set forth below.
1.CASH AWARD
(a)    Award; Effective Date. The Company hereby notifies Participant that, effective as of November 14, 2012 (the “Award Effective Date”), the Company has awarded to Participant the right to receive a cash payment, subject to the terms and conditions set forth; such cash payment, if any, will hereinafter be referred to as Participant’s “Award Payment.” The target amount of Participant’s Award Payment will equal $[100/75% of Participant’s Base Salary on Award Effective Date] (the “Target Amount”), with the potential for a maximum Award Payment of $[215.6% times [100/75]% of Participant’s Base Salary on Award Effective Date]. In the event the cash award becomes payable as described below, the Company will pay the cash award as soon as administratively practicable (and within sixty (60) days) after the award becomes payable.
(b)    Terms of Cash Payment; Vesting. Subject in each case to the provisions of this Agreement, on the third anniversary of the Award Effective Date, Participant will be entitled to receive, in cash, the Award Payment that equals the product of (x) the Target Amount multiplied by (y) the Increase in Gross Margin Dollars (as hereinafter defined) (rounded to the nearest dollar), provided Participant has remained continuously employed with the Company and/or its Affiliates (as defined in the Company’s 2010 Equity Incentive Plan (the “Plan”)) from the Award Effective Date until such vesting date. Expressed as a formula, the Award Payment will be determined as follows: Award Payment = Target Amount x Increase in Gross Margin Dollars.
(c)    Calculation of Cash Payment. The calculation of Participant’s Award Payment will be made as follows:
Step 1: Determine the Increase in Gross Margin Dollars achieved by the Company for the Performance Period.
Step 2: Determine the Award Payment by multiplying the Increase in Gross Margin Dollars by the Target Amount.
No cash award will become payable to Participant if the Increase in Gross Margin Dollars is less than Sixty-Nine and Three-Tenths Percent (69.3%). For illustrative purposes, Sixty-Nine and Three-Tenths Percent (69.3%) of the Target Amount will become payable if the Increase in Gross Margin Dollars is Sixty-Nine and Three-Tenths Percent (69.3%); One Hundred Percent (100%) of the Target Amount will become payable if the Increase in Gross Margin Dollars is One Hundred Percent (100%); and Two Hundred Fifteen and Six-Tenths Percent (215.6%) of the Target Amount will become payable if the Increase in Gross Margin Dollars is Two Hundred Fifteen and Six-Tenths Percent (215.6%) or greater. In no event shall the amount of any cash payment to be made hereunder exceed Two Hundred Fifteen and Six-Tenths Percent (215.6%) of the Target Amount.
An example of Participant’s Award Payment calculation is set forth on Attachment A. Set forth on Attachment B is an illustrative performance matrix showing the various payout percentages of the Target Amount that Participant would earn based on achieving various three-year revenue compound annual growth rates and gross margin percentage improvements.
2.    DEFINITIONS
For purposes of this Agreement, the following terms shall be defined as follows:

(a)    “Gross Margin Dollars” means the Company’s homebuilding gross profit, excluding impairments and abandonments and interest, as of the end of the applicable annual fiscal period;
(b)    “Increase in Gross Margin Dollars” means the increase in Gross Margin Dollars during the Performance Period, expressed as a percentage, determined by dividing (1) the Gross Margin Dollars for the fiscal year ended September 30, 2015 reduced by the Gross Margin Dollars for the fiscal year ended September 30, 2012, by (2) the Gross Margin Dollars for the fiscal year ended September 30, 2012; and
(c)    “Performance Period” means the three-year period beginning on the Award Effective Date and ending on the third anniversary of the Award Effective Date.
3.    TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL
(a)    In the event Participant’s employment is terminated as a result of his/her becoming Disabled (as hereinafter defined), or Participant dies while an employee of the Company or any of its Affiliates, in either case prior to the third anniversary of the Award Effective Date, then Participant will be entitled to receive in cash the Target Amount (if such termination occurs prior to the end of the Performance Period) or the actual Award Payment (if such termination occurs after the end of the Performance Period but prior to the third anniversary of the Award Effective Date) as of the date of Participant’s termination of employment as a result of his/her becoming Disabled or the date Participant dies while an employee of the Company or any of its Affiliates, as applicable. For purposes of this Agreement, Participant shall be deemed “Disabled” if the Participant becomes ill or is injured or otherwise becomes disabled or incapacitated such that, in the opinion of the Committee, he/she cannot fully carry out and perform his/her duties as an employee of the Company (or any of its Affiliates), and such disability or incapacity shall continue for a period of forty-five (45) consecutive days.
(b)    In the event Participant terminates employment with the Company (or any of its Affiliates) by reason of Retirement (as defined hereinafter) prior to the third anniversary of the Award Effective Date, then Participant will remain entitled to receive in cash, on the third anniversary of the Award Effective Date, the time-weighted portion of the Award Payment (determined by multiplying the Award Payment by a fraction

(not to exceed one), the numerator of which shall be equal to the number of whole months (counting each month as ending on the first day of the calendar month) elapsed from the Award Effective Date until the date Participant terminates employment with the Company (or any of its Affiliates) by reason of Retirement, and the denominator of which is thirty-six (36)). For purposes of this Agreement, “Retirement” shall mean a voluntary termination of employment by Participant at age 65 or older with at least five (5) years of service with the Company and/or any of its Affiliates. Participant may request approval for Retirement treatment if between the ages of 62 and 65 with at least five (5) years of service with the Company and/or any of its Affiliates at the time of any voluntary termination. At the sole discretion of the Committee, such requests can be approved or denied.
(c)    In the event a Change in Control (as defined in the Plan) occurs prior to the third anniversary of the Award Effective Date, but after the date Participant terminated employment with the Company (or any of its Affiliates) by reason of Retirement, then the Participant will be entitled to receive in cash the time-weighted portion of the Target Amount (if such Change in Control occurs prior to the end of the Performance Period) or of the actual Award Payment (if such Change in Control occurs after the end of the Performance Period but prior to the third anniversary of the Award Effective Date) upon the occurrence of the Change in Control (determined by multiplying the Target Amount or the Award Payment, as applicable, by a fraction (not to exceed one), the numerator of which shall be equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the Award Effective Date until the date Participant terminated employment with the Company (or any of its Affiliates) by reason of Retirement, and the denominator of which is thirty-six (36)).
(d)    Upon the occurrence of a Change in Control prior to the third anniversary of the Award Effective Date, provided Participant has remained continuously employed with the Company and/or any of its Affiliates from the Award Effective Date until such Change in Control, then Participant will be entitled to receive in cash the Target Amount (if such Change in Control occurs prior to the end of the Performance Period) or the actual Award Payment (if such Change in Control occurs after the end of the Performance

Period but prior to the third anniversary of the Award Effective Date) upon the occurrence of the Change in Control.
(e)    Prior to payment, this Award shall not be voluntarily or involuntarily sold, assigned, transferred, pledged, alienated, hypothecated or encumbered by Participant, other than by will or the laws of descent and distribution.
4.    FORFEITURE OF AWARD
In the event that Participant has a Termination for Cause (as hereinafter defined) or voluntarily resigns from or otherwise terminates his/her employment with the Company or any of its Affiliates (other than as a result of (A) his/her becoming Disabled, (B) death or (C) Retirement) or Participant’s employment with the Company or any of its Affiliates is terminated as a result of a Termination Not for Cause (as hereinafter defined), prior to the third anniversary of the Award Effective Date and prior to a Change in Control, then the Award which is held by Participant on the date of such termination shall be forfeited by Participant, and the Company shall have no further obligation to Participant with respect to such forfeited Award. For purposes of this Agreement, a “Termination for Cause” shall mean a termination of employment by the Company or any of its Affiliates due to Cause. For purposes of this Agreement, “Cause” has the same definition as under any employment or service agreement between the Company or any of its Affiliates and the Participant or, if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, Cause means (i) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any of its Affiliates; (i) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Participant’s employment or service; (iii) the Participant’s commission of or pleading guilty to or confessing to any felony; or (iv) the Participant’s breach of any restrictive covenant agreement with the Company or any of its Affiliates, including, but not limited to, covenants not to compete, non-solicitation covenants and non-disclosure covenants. For purposes of this Agreement, a “Termination Not for Cause” shall mean a Participant’s termination of employment by the Company (or any of its Affiliates) which is not a Termination for Cause.

5.    MISCELLANEOUS
(a)    The Plan. The grant of the Award provided for herein is not being made pursuant to the Plan. However, capitalized terms used herein and not otherwise defined herein shall have the same meaning as provided under the Plan. The Plan is available for inspection during business hours at the principal offices of the Company (currently located at 1000 Abernathy Road, Atlanta, Georgia 30328), and a copy of the Plan may be obtained by Participant through a request in writing therefor directed to the Secretary of the Company.
(b)    No Right to Employment. This Agreement shall not confer on Participant any right with respect to continuance of employment by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company or any of its Affiliates to terminate such employment at any time for any reason.
(c)    Taxes. The Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to any cash payment hereunder, and the Company may withhold applicable withholding taxes from any payment to be made hereunder.
(d)    Clawback. In the event the Company is required to prepare an accounting restatement due to the material non-compliance of the Company as a result of misconduct with regard to any financial reporting requirement under federal or state securities laws, rules or regulations, and Participant knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, Participant shall reimburse the Company the amount of any payment to Participant hereunder, which payment is made during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission of the financial document that contained such material non-compliance.
(e)    Waivers. No waiver at any time of any term or provision of this Agreement shall be construed as a waiver of any other term or provision of this Agreement and a waiver at any time of any term or provision of this Agreement shall not be construed as a waiver at any subsequent time of the same term or provision.

(f)    Headings. All headings set forth in this Agreement are intended for convenience only and shall not control or affect the meaning, construction or effect of this Agreement or of any of the provisions hereof.
(g)    Counterparts. This Agreement may be executed via facsimile transmission signature and in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(h)    Board and Committee Determinations. All matters to be determined under this Agreement shall be determined by the Board or any committee thereof, including, without limitation, the Compensation Committee, without the vote of Participant. Any such determinations shall be final, binding and conclusive on all parties.
(i)    Unsecured Creditor. Subject to the terms and conditions set forth herein, this award represents an unsecured promise of the Company to pay the amount described above at the time and on the terms and conditions set forth herein. The Participant has only the rights of a general unsecured creditor of the Company with respect to this award.
(j)    Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have executed this EMPLOYEE CASH AWARD AGREEMENT covering the grant of the cash award effective as of November 14, 2012 and dated as of the date first written above.
BEAZER HOMES USA, INC.

By: _____________________________________
Executive Vice President, General Counsel
and Chief Administrative Officer

PARTICIPANT

________________________________________
Name

Attachment A

Example Calculation

Assume –

◦	Participant’s Annual Base Salary on the Award Effective Date is $100,000;

◦	Participant’s Target Amount is $75,000 (75% of Annual Base Salary);

◦	The Company achieves an Increase in Gross Margin Dollars of 102.1% ((FY 2015 Gross Margin of $356,224 – FY 2012 Gross Margin of $176,267) / FY 2012 Gross Margin of $176,267)

Step 1 – Determine the Increase in Gross Margin Dollars for the Performance Period, which in this case is 102.1%.

Step 2 – Determine the Award Payment by multiplying (1) the Target Amount by (2) the Increase in Gross Margin Dollars (rounded to the nearest dollar), which in this case is $75,000 x 102.1% = $76,575.

If the Increase in Gross Margin Dollars achieved by the Company is less than 69.3%, then no Award Payment will be paid.

If the Increase in Gross Margin Dollars equals or exceeds 215.6%, the maximum Award Payment will be $75,000 x 215.6% = $161,700.

Attachment B

The matrix below illustrates the various payout percentages of the Target Amount that Participant would earn based on achieving various three-year revenue compound annual growth rates and gross margin percentage improvements.

Payout % of Target Equal to the % Increase in Gross Margin Dollars

		3-Year Revenue CAGR
		10.0%	15.0%	20.0%	25.0%	30.0%	35.0%
Cumulative	5.0%	0.0%	95.1%	121.6%	150.5%	181.8%	215.6%
Increase in	4.0%	0.0%	86.5%	111.9%	139.5%	169.4%	201.7%
Gross Margin %	3.0%	0.0%	77.9%	102.1%	128.4%	156.9%	187.7%
	2.0%	0.0%	69.3%	92.3%	117.4%	144.5%	173.8%
	1.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

		Threshold = 69.3% of Target Payout for 69.3% Improvement in Gross Margin Dollars [($298,377-$176,267)/$176,267]

		Target = 102.1% of Target Payout for 102.1% improvement in Gross Margin Dollars [($356,224-$176,267)/$176,267]

		Maximum = 215.6% of Target Payout for 215.6% improvement in Gross Margin Dollars[($556,216-$176,267)/$176,267]

	No payout for 3-year CAGR revenue growth < 15% and Gross Margin improvement < 2.0%, regardless of incremental Gross
	Margin Dollars

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